                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

                                (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_]  Preliminary Proxy Statement
[_]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant toss. 240.14a-12

                     ROYAL BANCSHARES OF PENNSYLVANIA, INC.

                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box)
[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)   Title of each class of securities to which transaction applies:

     (2)   Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined.):

     (4)   Proposed maximum aggregate value of transaction:

     (5)   Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)    Amount Previously Paid:

(2)    Form, Schedule or Registration Statement No.:

(3)    Filing Party:

(4)    Date Filed:

                     ROYAL BANCSHARES OF PENNSYLVANIA, INC.
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 15, 2002



         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of ROYAL BANCSHARES OF PENNSYLVANIA, INC. will be held at the Hilton Hotel Philadelphia (formerly Radisson Twelve Caesars), 4200 City Line Avenue, Philadelphia, Pennsylvania, 19131, on Wednesday, May 15, 2002, at 6:30 p.m., for the following purposes:

         1. ELECTION OF DIRECTORS. To elect five Class III Directors to serve a term of three years and until their successors are elected and qualified.

         2. OTHER BUSINESS. To consider such other business as may properly be brought before the meeting and any adjournment or postponement thereof.

         Only shareholders of record at the close of business on March 25, 2002, are entitled to notice of and to vote at the meeting, either in person or by proxy.

         We enclose a copy of the 2001 Annual Report of Royal Bancshares of Pennsylvania, Inc. Additional copies of the 2001 Annual Report are available upon request.

                                    By Order of the Board of Directors




                                    Richard S. Hannye, Esquire
                                    Secretary


Enclosures (Proxy Card and Annual Report)
April 23, 2002

         WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU DO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON AFTER GIVING WRITTEN NOTICE TO THE SECRETARY OF THE CORPORATION.

                     ROYAL BANCSHARES OF PENNSYLVANIA, INC.
                              732 Montgomery Avenue
                          Narberth, Pennsylvania 19072

                                -----------------
                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 15, 2002
                                -----------------

         We furnish this proxy statement in connection with the solicitation of proxies by the Board of Directors of Royal Bancshares of Pennsylvania, Inc., for the Annual Meeting of Shareholders of the corporation to be held on May 15, 2002, and any adjournment or postponement of the meeting. The corporation will bear the expense of soliciting proxies. In addition to the use of the mails, directors, officers and employees of the corporation may solicit proxies personally or by telephone. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of stock held of record by these persons and, upon request therefore, the corporation will reimburse them for their reasonable forwarding expenses. This proxy statement and the enclosed proxy card are first being given or sent to shareholders on or about April 23, 2002.

                        REVOCATION AND VOTING OF PROXIES

         The execution and return of the enclosed proxy will not affect your right to attend the meeting and to vote in person. You may revoke any proxy given pursuant to this solicitation by delivering written notice of revocation to Richard S. Hannye, Esquire, Secretary of the corporation, at the address that appears above, at any time before the proxy is voted at the meeting. Unless revoked, the proxyholders will vote any proxy given pursuant to this solicitation at the meeting in accordance with the instructions of the shareholder giving the proxy. In the absence of instructions, proxyholders will vote all proxies FOR the election of the five nominees for Class III Director identified in this proxy statement. Although the Board of Directors knows of no other business to be presented, in the event that any other matters are brought before the meeting, proxyholders will vote any proxy given pursuant to this solicitation in accordance with the recommendations of the management of the corporation.

                    VOTING SECURITIES, RECORD DATE AND QUORUM

         Shareholders of record at the close of business on March 25, 2002, are entitled to vote at the meeting and any adjournment or postponement thereof. At the close of business on March 25, 2002, there were issued and outstanding 9,519,191 shares of Class A common stock ($2.00 par value per share) and 1,913,053 shares of Class B common stock ($0.10 par value per share).

         Each shareholder is entitled to one vote for each share of Class A common stock held by the shareholder and ten votes for each share of Class B common stock held by the shareholder on all matters to be acted upon at the meeting, except that in the election of directors shareholders are entitled to vote shares cumulatively. See "ELECTION OF DIRECTORS--CUMULATIVE VOTING."

         The presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote constitutes a quorum for the conduct of business. A majority of the votes cast at a meeting at which a quorum is present is required in order to approve any matter submitted to a vote of the shareholders, except in cases where the vote of a greater number of votes is required by law or under the Articles of Incorporation or Bylaws of the corporation. Votes withheld and abstentions will be counted in determining the presence of a quorum for the particular matter. Broker non-votes will not be counted in determining the presence of a quorum for the particular matter as to which the broker withheld authority.

         In the case of the election of directors, assuming the presence of a quorum, the five candidates for Class III receiving the highest number of votes in Class III shall be elected to the Board of Directors. Votes withheld from a nominee and broker non-votes will not be cast for the nominee.


                             PRINCIPAL SHAREHOLDERS

         The following table shows the amount of outstanding common stock beneficially owned by each shareholder (including any "group" as the term is used in Section 3(d)(3) of the Securities Exchange Act of 1934) known by the corporation to be the beneficial owner of more than 5% of such stock, and all directors and officers as a group. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to ten votes per share and may be converted into shares of Class A common stock at the current rate of 1.15 shares of Class A common stock for each share of Class B common stock. Beneficial ownership is determined in accordance with applicable regulations of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. For purposes of the table set forth below, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and any shares that the individual has the right to acquire within 60 days of February 28, 2002. In addition, a person is deemed to beneficially own any stock for which he, directly or indirectly, through any contact, arrangement, understanding, relationship or otherwise has or shares:

     o Voting power, which includes the power to vote or to direct the voting of the stock, or
     o Investment power, which includes the power to dispose or to direct the disposition of the stock.

Unless otherwise indicated in a footnote, shares reported in this table are owned directly by the reporting person. The percent of class assumes all options exercisable within 60 days of February 28, 2002, have been exercised and, therefore, on a pro forma basis, 9,598,469 shares of Class A common stock would be outstanding. The information is furnished as of February 28, 2002, on which date 9,503,924 Class A shares and 1,913,053 Class B shares were issued and outstanding.

           Name and address of            Shares Beneficially       Percent of
            Beneficial owner                     Owned                  Class
        -----------------------------------------------------------------------
         Daniel M. Tabas (1)(3)(4)          4,824,222(Class A)          51.54%
         543 Mulberry Lane                  1,399,128(Class B)          73.14%
         Haverford, PA 19041

         Richard Tabas (2)(4)                      67(Class A)           0.00%
         1309 Lafayette Road                  124,367(Class B)           6.5 %
         Gladwyne, PA 19035

(1) The 4,824,222 shares of ClassA common stock and the 1,399,128 shares of Class B common stock beneficially owned by Daniel M. Tabas include: 3,031,979 shares of Class A common stock and 943,096 shares of Class B common stock owned solely by Daniel M. Tabas; 73,966 shares of Class A common stock and 33,451 shares of Class B common stock owned by Rome Enterprises, a partnership jointly owned by Daniel M. Tabas and Evelyn R. Tabas; 1,315,005 shares of Class A common stock and 422,581 shares of Class B common stock held in trust for the children of Mr. Tabas; 331,953 shares of Class A common stock controlled by Evelyn R. Tabas as custodian for her grandchildren; and options to purchase 71,319 shares of Class A common stock that are exercisable within 60 days of February 28, 2002. Mr. Tabas shares power with Evelyn R. Tabas to vote and dispose of 73,966 shares of Class A common stock and 33,451 shares of Class B common stock. In calculating the tabulated percent of class, the options to purchase 71,319 shares of Class A common stock were added to the shares of Class A common stock currently held by Mr. Tabas and to the total number of shares of Class A common stock outstanding assuming all options exercisable within 60 days of February 28, 2002, held by Mr. Tabas, were exercised.

(2) The 67 shares of Class A common stock and 124,367 shares of Class B common stock beneficially owned by Richard Tabas include: 106,827 shares of Class B common stock owned solely by Mr. Tabas; 15,252 shares of Class B common stock owned by his mother, Harriette Tabas; 67 shares of Class A common stock and 207 shares of Class B common stock owned by his wife, Leslee Silverman Tabas, Esquire;and 2,081 shares of Class B common stock owned by his son, Charles S. Tabas. Upon information and belief, Mr. Tabas has sole power to vote and dispose of 106,827 shares of Class B common stock, and has no power to vote or dispose of 67 shares of Class A common stock and 17,540 shares of Class B common stock.

(3) Daniel M. Tabas, Lee E. Tabas, Robert R. Tabas, Murray Stempel, Howard Wurzak, members of their immediate families and their affiliates and associates, in the aggregate, own 5,311,731 shares of Class A common stock and 1,621,048 shares of Class B common stock.

(4) Daniel M. Tabas is the husband of Evelyn R. Tabas, the father of Lee E. Tabas and Robert R. Tabas, the uncle of Richard Tabas, and the father in law of Murray Stempel and Howard Wurzak.


                              ELECTION OF DIRECTORS

         The Bylaws of the corporation provide that the Board of Directors consist of not less than 5 nor more than 25 persons and that the directors are classified with respect to the time they hold office by dividing them into 3 classes, as nearly equal in number as possible. The Bylaws further provide that the directors of each class are elected for a 3 year term, so that the term of office of one class of directors expires at the annual meeting each year. The Bylaws also provide that the aggregate number of directors and the number of directors in each class of directors is determined by the Board of Directors. Any vacancy occurring on the Board of Directors is filled by appointment by the remaining directors. Any director who is appointed to fill a vacancy holds office until the expiration of the term of office of the class of directors to which he or she was appointed.

         There are presently 15 members of the Board of Directors. At the March 20, 2002, meeting of the corporation's Board of Directors, in accordance with
Article 10 of the corporation's Bylaws, the directors fixed the number of directors in Class I at 5, the number of directors in Class II at 5 and the number of directors in Class III at 5.

         The Board of Directors has nominated the following 5 persons for election to the Board of Directors as Class III Directors for a term of 3 years:

         Carl M. Cousins                    Lee E. Tabas
         John M. Decker                     Edward B. Tepper
         Evelyn R. Tabas

         The Board of Directors has established, by resolution, that any director of the corporation who reaches 70 years of age while in office shall automatically be withdrawn from directorship, and shall be appointed "Director Emeritus", provided, however, that any director who beneficially or jointly owns greater than 4,000,000 shares of Class A common stock of the corporation shall not be required to withdraw from directorship at age 70 from the corporation. The Chairman of the Board, Daniel M. Tabas, and Director, Evelyn R. Tabas, his wife, are each in excess of 70 years of age, but each have elected not to withdraw from directorship because they each beneficially own greater than 4,000,000 shares of Class A common stock of the corporation. There are currently five Directors Emeritus of the corporation: Anthony Arobone, Royal Flagg Jonas, Charles Willner, Frank Grossman and Maurice Tepper. Directors Emeritus are not entitled to vote, but are welcome to attend monthly board meetings upon invitation.


                                CUMULATIVE VOTING

         In the election of directors, every shareholder entitled to vote has the right, in person or by proxy, to multiply the number of votes to which he may be entitled by the number of directors in the class to be elected at the annual meeting. Every shareholder may cast his or her whole number of votes for one candidate or may distribute them among any 2 or more candidates in that class. The 5 candidates receiving the highest number of votes for Class III at the meeting will be elected. There are no conditions precedent to the exercise of cumulative voting rights. Joseph P. Campbell and Richard S. Hannye, the persons named as proxies, have the right to vote cumulatively and to distribute their votes among the nominees as they consider advisable, unless a shareholder indicates on his or her Proxy how votes are to be cumulated for voting purposes.

                INFORMATION ABOUT NOMINEES, CONTINUING DIRECTORS
                             AND EXECUTIVE OFFICERS

         Information concerning the directors of the corporation, including the 5 persons nominated for election to the Board of Directors as Class III Directors at the meeting, the 10 continuing directors and the executive officer(s) of the corporation, is set forth below, including the number of shares of common stock of the corporation beneficially owned, as of February 28, 2002, by each of them. Unless otherwise indicated in a footnote, each nominee and continuing director holds sole voting and investment power with respect to shares beneficially owned.

                                       Director
                                         or          Shares          Percent
                                       officer    Beneficially         of
     Name                    Age        Since        Owned            Stock


CLASS I DIRECTORS
-----------------

     Daniel M. Tabas (1)(4)   78        1980     4,824,222(A)        55.65%
                                                 1,399,128(B)

     Joseph P. Campbell       55        1982       124,153(A)         1.08%

     Howard Wurzak(1)(4)      47        1985        14,317(A)         0.12%

     Murray Stempel,III(1)(4) 46        1996        14,933(A)         0.13%

     James J. McSwiggan       46        1992        46,695(A)         0.41%


CLASS II DIRECTORS
------------------

     Albert Ominsky(3)        68        1982        36,370(A)         0.67%
                                                    34,901(B)

     Robert R. Tabas(1)(4)    46        1988        68,686(A)         0.65%
                                                     5,665(B)

     Anthony J. Micale        64        1997         8,764(A)         0.08%

     Gregory T. Reardon       48        1997         7,448(A)         0.06%

     Jack R. Loew             54        1997        14,484(A)         0.13%

                                       Director
                                         or          Shares          Percent
                                       officer    Beneficially         of
     Name                    Age        Since        Owned            Stock


NOMINEES FOR CLASS III DIRECTORS
--------------------------------

     Lee E. Tabas (1)(2)(4)   52        1980       361,157(A)         3.71%
                                                    56,457(B)

     Edward B. Tepper         62        1986        32,725(A)         0.29%
                                                       530(B)

     Carl M. Cousins          69        1993        17,106(A)         0.15%

     John M. Decker           41        1988        35,707(A)         0.31%

     Evelyn R. Tabas (1)(4)   77        2002     4,824,222(A)        55.65%
                                                 1,399,128(B)

NON-DIRECTOR EXECUTIVE OFFICERS
-------------------------------

     Richard S. Hannye        44        1993        14,830(A)         0.13%
     Secretary and General
     Counsel

     All directors and                           5,621,664(A)        58.57%
     executive officers as                       1,621,048(B)        84.74%
     a group (16 persons)

The information in this table was furnished by the beneficial owners or their representatives and includes direct and indirect ownership.

We assume full conversion of Class B common stock to Class A common stock at the current conversion factor of 1.15 shares of Class A common stock for each share of Class B common stock. In calculating the tabulated percent of class for each officer and director who has exercisable stock options, the additional shares of Class A common stock to which the officer and director would be entitled upon the exercise of his options were added to the shares of Class A common stock currently held by the officer and director and to the total number of shares of Class A common stock outstanding assuming the officer and directors exercised all outstanding exercisable options.

The table includes options exercisable within 60 days of February 28, 2002, stock options unexercised, but currently exercisable, and stock beneficially owned.

The percent of stock assumes all outstanding exercisable options and options exercisable within 60 days of February 28, 2002, issued to directors and officers, have been exercised and therefore, on a pro forma basis, 9,598,469 shares of Class A common stock would be outstanding at February 28, 2002.

(1) The 4,824,222 shares of Class A common stock and the 1,399,128 shares of Class B common stock beneficially owned by Daniel M. Tabas and Evelyn R. Tabas include: 3,031,979 shares of Class A common stock and 943,096 shares of Class B common stock owned solely by Daniel M. Tabas; 73,966 shares of Class A common stock and 33,451 shares of Class B common stock owned by Rome Enterprises, a partnership jointly owned by Daniel M. Tabas and Evelyn R. Tabas; 1,315,005 shares of Class A common stock and 422,581 shares of Class B common stock held in trust for the children of Mr. Tabas; 331,953 shares of Class A common stock controlled by Evelyn R. Tabas as custodian for her grandchildren; and options to purchase 71,319 shares of Class A common stock that are exercisable within 60 days of February 28, 2002. Included in the beneficial ownership of Daniel M. Tabas and Evelyn R. Tabas are: (a) 209,071 shares of Class A common stock and 66,511 shares of Class B common stock which are held in trust for the benefit of their daughter, Joanne Wurzak (wife of Director, Howard Wurzak) under which Daniel M. Tabas retains voting and dispositive control; (b) 247,946 shares of Class A common stock and 73,935 shares of Class B common stock held in trust for their son, Director, Lee E. Tabas, under which Daniel M. Tabas retains voting and dispositive control; (c) 180,720 shares of Class A common stock and 66,375 shares of Class B common stock which are held in trust for the benefit of their son, Director, Robert R. Tabas, under which Daniel M. Tabas retains voting and dispositive control; (d) 217,525 shares of Class A common stock and 72, 246 shares of Class B common stock which are held in trust for the benefit of their daughter, Linda Tabas Stempel (wife of Director, Murray Stempel, III) under which Daniel M. Tabas retains voting and dispositive control. Mr. Tabas shares power with Evelyn R.Tabas to vote and dispose of 73,966 shares of Class A common stock and 33,451 shares of Class B common stock. In calculating the tabulated percent of class, the options to purchase 71,319 shares of Class A common stock were added to the shares of Class A common stock currently held by Mr. Tabas and to the total number of shares of Class A common stock outstanding assuming all options exercisable within 60 days of February 28, 2002, held by Mr. Tabas, were exercised.

(2) The 361,157 shares of Class A common stock and 56,457 shares of Class B common stock beneficially owned by Lee E. Tabas include: 317,698 shares of Class A common stock owned jointly with his wife, Nancy Tabas; 4,514 shares of Class A common stock and 51,307 shares of Class B common stock owned by his wife, Nancy Tabas; 35,686 shares of Class A common stock and 5,150 shares of Class B common stock held by Mr. Tabas as custodian for his children. In calculating the tabulated percent of class, the options to purchase 3,259 shares of Class A common stock were added to the shares of Class A common stock currently held by Mr. Tabas and to the total number of shares of Class A common stock outstanding assuming all options exercisable within 60 days of February 28, 2002, held by Mr. Tabas, were exercised.

(3) The 36,370 shares of Class A common stock and 34,901 shares of Class B common stock beneficially owned by Mr. Ominsky include: 18,237 shares of Class A common stock and 34,901 shares of Class B common stock owned by Ominsky & Ominsky, P.C. as trustee for a rollover account for the benefit of Albert Ominsky; 3,816 shares of Class A common stock owned by the Ominsky & Ominsky, P.C. Profit Sharing Plan; and options to purchase 14,317 shares of Class A common stock exercisable within 60 days of February 28, 2002.

(4) Daniel M. Tabas, Evelyn R.Tabas, Lee E. Tabas, Robert R. Tabas, Murray Stempel, Howard Wurzak and members of their immediate families and their affiliates and associates, in the aggregate, own 5,621,664 shares of Class A common stock (58.57% of Class A) and 1,621,048 shares of Class B common stock (84.74% of Class B), or 63.45% of Class A assuming full conversion of Class B common stock to Class A common stock at a current conversion factor of 1.15 shares of Class A common stock for each share of Class B common stock.

                                CLASS I DIRECTORS

         Daniel M. Tabas is the Chairman of the Board and a Director of the corporation. Mr. Tabas is also an entrepreneur with ownership interests in Daniel M. Tabas Enterprises, Rome Enterprises, Tabas Family Partnership, Acorn Iron, Inc., Acorn Iron & Steel, Stout Road, Inc., Stout Road Hotel Development, L.L.C., Stout Road Associates, Inc., Tabas Brothers and Samuel Tabas Family Enterprises. He is the husband of Evelyn R. Tabas, the father of Lee E. Tabas and Robert R.Tabas and the father-in-law of Howard Wurzak and Murray Stempel, III.

         Joseph P. Campbell is the President and Chief Executive Officer of the corporation and a Director of the corporation.

         James J. McSwiggan is the Vice President, Chief Financial Officer and Treasurer of the corporation and a Director of the corporation.

         Murray Stempel, III is a Senior Vice President and Senior Lender of Royal Bank of Pennsylvania and a Director of the corporation. Mr. Stempel is the son-in-law of Daniel M. Tabas, and the brother-in-law of Lee E. Tabas, Robert R. Tabas and Howard Wurzak.

         Howard Wurzak is a Director of the corporation, and is President and CEO of the Hilton Hotel Philadelphia, Regency Palace and Ramada Plaza Hotel and Wurzak Management Corporation. He is the son-in-law of Daniel M. Tabas and Evelyn R. Tabas, and the brother-in-law of Lee E. Tabas, Robert R. Tabas and Murray Stempel, III.

                               CLASS II DIRECTORS

         Jack R. Loew is a Director of the corporation, and is the President and Treasurer of Hough/Loew Associates, a design/build construction and development firm specializing in office, industrial and retail properties.

         Anthony J. Micale is a Director of the corporation, is President of Micale Management Corporation and owns and operates ten McDonald's restaurants.

         Albert Ominsky is a Director of the corporation, is an attorney and President of the law firm of Ominsky & Ominsky, P.C. in Philadelphia, Pennsylvania.

         Gregory T. Reardon is a Director of the corporation, and is President of the Reardon Group, Inc. The Reardon Group, located in Glen Mills, Pennsylvania, comprises Weiss - Reardon & Company, P.C. (a regional public accounting firm); Reardon Consulting, Inc. (a management consulting firm); and Valuation Advisors, Inc. (a business appraisal firm). The Reardon Group is devoted to healthcare and other highly regulated industries.

         Robert R. Tabas is the Vice Chairman of the Board and a Director of the corporation; and is a Senior Vice President and Senior Lender of Royal Bank of Pennsylvania. He is the son of Daniel M. Tabas and Evelyn R. Tabas, the brother of Lee E. Tabas and the brother-in-law of Howard Wurzak and Murray Stempel, III.

                        NOMINEES FOR CLASS III DIRECTORS

         Carl M . Cousins is a Director of the corporation, and is the owner and principal veterinarian of Fairmount Animal Hospital in Philadelphia, Pennsylvania.

         John M. Decker is a Senior Vice President and Senior Lender of Royal Bank of Pennsylvania and a Director of the corporation.

         Evelyn R. Tabas is a Director of the corporation and is involved in a variety of community and charitable causes and endeavors including Trustee, Daniel M. Tabas Family Foundation; Trustee, Bank Street College; General Partner, Rome Enterprises; Director, United Cerebral Palsy, Philadelphia; Founding Member, American Family Institute; and Advisory Board, Drexel University Department of Education. She is the wife of Daniel M. Tabas, the mother of Lee E. Tabas and Robert R. Tabas and the mother-in-law of Howard Wurzak and Murray Stempel, III.

         Lee E. Tabas is a Director of the corporation, an adjunct professor at Philadelphia University and an independent investor. He is the son of Daniel M. Tabas, the brother of Robert R. Tabas and the brother-in-law of Howard Wurzak and Murray Stempel, III.

         Edward B. Tepper is a Director of the corporation and the President of Tepper Properties, a real estate investment company in Villanova.

                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         The committees of the Board of Directors are the Executive Board, the Audit Committee, and the Compensation Committee. The corporation does not have a standing Nominating Committee. A shareholder who desires to propose an individual for consideration by the Board of Directors as a nominee for director should submit a proposal in writing to the Secretary of the corporation in accordance with Section 10.1 of the corporation's Bylaws. Any shareholder who intends to nominate any candidate for election to the Board of Directors must notify the Secretary of the corporation in writing not less than 60 days prior to the date of the annual meeting of shareholders or not later than 7 days after the date on which notice was given for any other meeting of shareholders called for the election of one or more directors.

         The Executive Board of the Board of Directors conducted twenty-six meetings in 2001. The members of the Executive Board during 2001 were Daniel M. Tabas, Robert R. Tabas, Joseph P. Campbell, Albert Ominsky, Gregory T. Reardon, Howard Wurzak, and Carl M. Cousins. The Executive Board has authority to supervise and direct the finances and business of the corporation between the regular meetings of the Board of Directors.

         The Audit Committee met four times in 2001. The members of the Audit Committee during 2001 were Gregory T. Reardon, Chairman, Jack R. Loew, Edward B. Tepper and Anthony J. Micale. Daniel M. Tabas, Joseph P. Campbell and James J. McSwiggan attended the meetings in an ex officio capacity. The Audit Committee supervises the corporation's internal audit staff and reviews the outside certified public accounting firm's audit and management reports, which are conducted annually.

         The Compensation Committee met once in 2001. The members of this committee in 2001 were Jack R. Loew, Chairman, Edward B. Tepper, Carl M. Cousins, and Gregory T. Reardon. Daniel M. Tabas, Joseph P. Campbell and James
J. McSwiggan attended the meetings in an ex officio capacity. The committee reviews and determines compensation for all officers and employees of the corporation. The committee also has the authority to manage, administer, amend and interpret the corporation's Employees' Stock Option and Appreciation Rights Plan and to determine, among other things:

     o   The employees to whom awards shall be made under the plan;

     o The type of the awards to be made and the amount, size and terms of the awards; and

     o   When awards shall be granted.

         The Investment Committee met seven times in 2001. The members of this committee in 2001 were Daniel M. Tabas, Chairman, Joseph P. Campbell, James J. McSwiggan, Albert Ominsky, Anthony J. Micale, Murray Stempel, John M. Decker and Jeffrey Hanuscin.

         The Board of Directors of the corporation held fourteen formal meetings during 2001. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and the various committees on which he or she served.

         REMUNERATION OF DIRECTORS AND OFFICERS AND OTHER TRANSACTIONS

         Each member of the Board of Directors received a fee of $750 per board meeting attended prior to July 1, 2001, and $1,000 per board meeting attended after July 1, 2001. Additionally, directors received $400 for each committee meeting attended prior to July 1, 2001, and $450 for each committee meeting attended after July 1, 2001. Directors who are also employees of the corporation are not compensated for attendance at committee meetings.

Supplemental Executive Retirement Plan

         The bank has established the Royal Bank Supplemental Executive Retirement Plan for its executive officers and other key employees for the purpose of providing supplemental income benefits to plan participants or their survivors upon participants' retirement or post-retirement death. The bank has established and maintains a grantor "rabbi" trust for the purpose of accumulating funds with which to meet the bank's future obligations under the plan. Although the trust is irrevocable and assets contributed to the trust can only be used to pay such benefits with certain exceptions, the benefits under the plan remain obligations of the bank. The bank has purchased company-owned life insurance policies for its benefit on the lives of certain participants estimated to be sufficient to recover, over time, the cost of benefits provided plus the cost of insurance. Estimated annual benefits payable upon retirement to participants are intended to provide participants a single life annuity with 120 months certain, commencing at normal retirement age 60, at the rate of up to a maximum of 50% of each Group 1 participant's final average recognized compensation (averaged over the three consecutive years which produce the highest average), not to exceed $150,000; at the rate of up to a maximum of 35% of each Group 2 participant's final average recognized compensation (averaged over the 3 consecutive years that produce the highest average), not to exceed $50,000; and at the rate of up to a maximum of 20% of each Group 3 participant's final average recognized compensation (averaged over the three consecutive years which produce the highest average), not to exceed $20,000.



                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
                   ESTIMATED MAXIMUM ANNUAL BENEFITS AT AGE 60

FINAL AVERAGE SALARY                GROUP 1                   GROUP 2                   GROUP 3
         (FAS)                   PARTICIPANTS              PARTICIPANTS              PARTICIPANTS
--------------------             ------------              ------------              ------------
         $ 75,000                   $ 37,500                  $26,250                   $15,000
         $100,000                   $ 50,000                  $35,000                   $20,000
         $125,000                   $ 62,500                  $43,750                   $20,000
         $150,000                   $ 75,000                  $50,000                   $20,000
         $175,000                   $ 87,500                  $50,000                   $20,000
         $200,000                   $100,000                  $50,000                   $20,000
         $247,000                   $123,500                  $50,000                   $20,000
         $347,000                   $150,000                  $50,000                   $20,000

Employee options/SAR Grants in Fiscal Year 2001

                                                                                                     Potential Realized
                                                                                                          Value at
                                                                                                       Assumed Annual
                                     Number of        % of Total                                    Rates of Stock Price
                                    Securities       Options/SARS      Exercise                       Appreciation for
                                    Underlying        Granted to       or Base                        Option Term ($)
                                   Options/SARS       Employees         Price       Expiration   ---------------------------
                Name              Granted (#)(1)   In Fiscal Years    ($/Sh)(2)        Date           5%           10%
----------------------------------------------------------------------------------------------------------------------------
Daniel M. Tabas                       34,524           22.263%          13.661       4/20/11      296,607.06    751,660.52

Joseph P. Campbell                    25,179           16.237%          13.661       4/20/11      216,321.09    548,200.10

James J. McSwiggan                    11,692            7.540%          13.661       4/20/11      100,449.82    254,559.58

Robert R. Tabas                        9,228            5.951%          13.661       4/20/11       79,280.79    200,913.08

Murray Stempel, III                    6,985            4.504%          13.661       4/20/11       60,010.44    152,078.23

-------------------
(1) Pursuant to the employee stock option plan, the options are exercisable at 20% per year after the date of grant and must be exercised within ten years of the grant (April 19, 2001).

(2) Securities underlying stock options have been adjusted for the corporations' 2001 stock dividend.

Aggregated Option/SAR Exercises in Last Fiscal Year and 2001 Option/SAR Values

                                                            Number of Securities
                                                           Underlying Unexercised                     Value of
                           Shares                               Options/SARS                  Unexercised in-the Money
                          Acquired                                   At                           Options/SARS at
                             on            Value              December 31, 2001                 December 31, 2001(1)
        Name             Exercise (#)     Realized($)    Exercisable(#) Unexercisable(#)   Exercisable($)  Unexercisable($)
        ----             ----------       -----------    -------------- ----------------   --------------  ----------------
Daniel M. Tabas               --              --            129,680         52,432            3,000,926         288,467

Joseph P. Campbell            823           9,025            29,739         36,443              612,769         200,328

James J. McSwiggan            823           8,948            23,283         17,946              497,459          99,610

Robert R. Tabas             5,373         119,474            29,990         14,673              723,631          81,771

Murray Stempel, III           --              --              4,572         10,361               61,197          56,961

-------------------
(1) Value of unexercised options/SARS is based upon the closing stock price at December 31, 2001, of $19.01.

         During 2001, no present or former officer or employee of the corporation or its subsidiary, and no individual who had a relationship with the corporation requiring disclosure under Item 404 of Regulation S-K, participated in deliberations of the Compensation Committee concerning executive officer compensation. Joseph P. Campbell, James J. McSwiggan and Daniel M. Tabas attended the meetings in an ex-officio capacity, but did not vote.

Summary Compensation Table

         The following table sets forth all compensation paid by the corporation to the Chief Executive Officer and each of the four most highly compensated non-CEO executive officers whose total annual salary and bonus exceeded $100,000 in 2001, for services rendered during the past three fiscal years.

                                                                   Other      Restricted Securities       All
                                                                   Annual       Stock    Underlying      Other
                                                                Compensation    Awards     Options   Compensation
Name and Principal Position     Year    Salary($) Bonus ($)(1)      ($)          ($)     SARS(#)(2)     ($)(3)
-----------------------------------------------------------------------------------------------------------------
Daniel M. Tabas                 2001     351,000    365,274        68,000         --        34,524       2,550
Chairman of the Board           2000     338,733    301,886        46,250         --         8,347       2,550
                                1999     328,680    172,655        32,000         --         9,114       2,550

Joseph P. Campbell              2001     256,000    277,608        12,000         --        25,179       2,550
President & CEO                 2000     247,200    229,443         9,000         --         8,347       2,550
                                1999     199,385    117,000         6,000         --         4,067       2,550

James J. McSwiggan              2001     159,000    121,758        12,000         --        11,692       2,550
Treasurer and CFO               2000     153,476    100,629         9,000         --         3,422       2,550
                                1999     135,800     44,702         3,000         --         3,118       2,550

Robert R. Tabas                 2001     125,500     82,795        12,000         --         9,228       2,550
Vice Chairman of the Board      2000     121,363     68,427         9,000         --         2,706       2,550
                                1999     117,761     35,348         6,000         --         2,909       2,550

Murray Stempel, III             2001      95,000     82,758        11,250         --         6,985       2,550
Senior Vice President           2000      85,000     52,327         7,500         --         1,896       2,550
                                1999      75,000     22,500         6,000         --         1,852       2,550
-----------------------------------------------------------------------------------------------------------------

(1) Bonuses of Daniel M. Tabas, Robert R. Tabas, Joseph R. Campbell, James J. McSwiggan and Murray Stempel, III are performance based and tied to goals set by the Compensation Committee.

(2) Securities underlying stock options have been adjusted for the corporation's 2001 stock dividend.

(3) Consists of the Bank's contribution to its Employee 401(k) Pension Plan, under which the Board of Directors has an obligation to match 100% of the total employee contributions up to an annual maximum of $2,550. The Plan is administered by Flanagan Financial Group, Inc. Each employee participant is entitled to contribute up to 15% of his gross salary. Senior management executives are asked to refrain from contributing to the plan in the event the administrator determines their contributions would make the Plan top heavy. Each participant in the Plan will have credited to his Participant's Benefit Account his proportionate share of all appropriate amounts. Future benefits are based on future contributions.

Compensation Committee Report on Executive Compensation

         The Board of Directors of Royal Bancshares of Pennsylvania, Inc. is responsible for the governance of the corporation and its subsidiaries. In fulfilling its fiduciary duties, the Board of Directors acts in the best interests of the corporation's shareholders, customers and the communities served by the corporation and its subsidiaries. To accomplish the strategic goals and objectives of the corporation, the Board of Directors engages competent persons to accomplish these objectives with integrity and in a cost-effective manner. The compensation of these individuals is part of the Board of Directors' fulfillment of its duties to accomplish the corporation's strategic mission. The corporation provides compensation to its employees.

         The fundamental philosophy of the corporation's and the Bank's compensation program is to offer competitive compensation opportunities for all employees based on the individual's contribution and personal performance. The compensation program is administered by a committee comprised of outside directors. The objectives of the compensation committee are to establish a fair compensation policy to govern executive officers' base salaries and incentive plans, to attract and motivate competent, dedicated, and ambitious managers whose efforts will enhance the products and services of the corporation, the results of which will be improved shareholder value.

         The Chief Executive Officer's compensation consists of a base salary, a bonus and perquisites. Mr. Campbell received a base salary of $256,000 and a bonus in the amount of $277,608 in light of the corporation's 2001 performance accomplishments. For 2001, the CEO bonus was directly tied to specific performance goals, some of which are listed below. The CEO's 2001 compensation was based on the Committee's subjective determination after a review of all information, including the below, that it deems relevant. Future methods of determining CEO compensation may differ.

         Consolidated earnings for the twelve months ended December 31, 2001, were $15,754,000, as compared to $14,260,000 for the same period ended in 2000. Consolidated basic earnings per share for the year ended, December 31, 2001, were $1.39 versus $1.26 for the same period in 2000. Consolidated assets were $930,980,000 at December 31, 2001, as compared to $630,081,000 at December 31,
2000. Net loans and mortgages increased to $634,347,000 at December 31, 2001, as compared to $411,973,000 at December 31, 2000. Total investment securities increased to $222,658,000 at December 31, 2001, as compared to $156,254,000 at December 31, 2000. Total deposits at December 31, 2001, increased to $701,860,000 compared to $472,582,000 at December 31, 2000.

         The Committee increased the aggregate base compensation of the four most highly compensated non-CEO executives by 4.57% to 2001 aggregate compensation of $730,500. The Committee also awarded bonuses to the four most highly compensated non-CEO executive officers in the aggregate amount of $652,585.

         Total compensation opportunities available to the employees of the corporation are influenced by general labor market conditions, the specific responsibilities of the individual, and the individual's contributions to the corporation's success. Individuals are reviewed annually on a calendar year basis. The corporation strives to offer compensation that is competitive with that offered employees of comparable size and performance in our industry. Through these compensation policies, the corporation strives to meet its strategic goals and objectives to its constituencies and provide compensation that is fair and meaningful to its employees.


                             Compensation Committee

     Jack R. Loew, Chairman                 Daniel M. Tabas (ex officio)
     Carl M. Cousins, D.V.M.                Joseph P. Campbell (ex officio)
     Edward B. Tepper                       James J. McSwiggan (ex officio)
     Gregory T. Reardon

                               THE AUDIT COMMITTEE

         The Board of Directors maintains an Audit Committee. The membership of this committee consists of the following outside Directors: Gregory T. Reardon, Chairman, Edward B. Tepper, Anthony J. Micale and Jack R. Loew. The Audit Committee arranges examinations by the corporation's independent certified public accountant, reviews and evaluates the recommendations of the examinations, receives all reports of examination of the corporation and the Bank by regulatory agencies, analyzes such reports and reports the results of its analysis of the regulatory reports to the corporation's Board. The committee also receives reports directly from the corporation's internal auditors on a quarterly basis, and recommends any action to be taken. The Audit Committee met 4 times in 2001. In 2002, the Audit Committee will meet at least 4 times.


The Audit Committee Report:

         The Audit Committee ("Committee") oversees the Corporation's financial reporting process on behalf of the Board of Directors. In that connection, the Committee, along with the Board of Directors, has formally adopted an audit committee charter setting forth its responsibilities.

         Management has the primary responsibility for the financial statements and the reporting process including the systems of internal control. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statement in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

         The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Corporation's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Corporation, including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with the auditors' independence.

         The Committee discussed with the Corporation's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Corporation's internal controls and the overall quality of the Corporation's financial reporting. The Committee and the Board of Directors have also approved the selection of the Corporation's independent auditors. The Committee held four meetings during the year in addition to a joint teleconference to review the fourth quarter 2001 results with the financial auditors and management prior to press release.

         In reliance on the reviews and discussions referred to above, the Committee recommends to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

                   Gregory T. Reardon, Chairman       Jack R. Loew
                   Anthony J. Micale                  Edward B. Tepper

Independent Public Accountants

         The Audit Committee selected Grant Thornton, L.P. as the corporation's principal independent certified public accountant for 2001. Representatives of Grant Thornton, L.P. will attend the corporation's Annual Meeting of Shareholders, will have the opportunity to make a statement if they desire to do so, and will be expected to be available to respond to appropriate questions.


Audit Fees

         The aggregate fees billed by Grant Thornton, L.P. for the audit of the corporation's 2001 financial statement and review of the financial statements included in the corporation's Forms 10-Q for the year 2001 were $82,500.

Financial Information Systems Design and Implementation Fees.

         Grant Thornton, L.P. did not perform any such services for the corporation.

All Other Fees

         The aggregate fees billed by Grant Thornton, L.P. for all other professional services rendered to the corporation during 2001, other than those disclosed above, were $32,600.


            INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

         In the ordinary course of business, Royal Bank of Pennsylvania, the corporation's wholly-owned banking subsidiary, has had, and expects to have in the future, banking transactions with directors, officers of the Bank, principal shareholders of the corporation and their associates which involve substantially the same terms, including interest rates, collateral and repayment terms as those prevailing at the time for comparable transactions with others, and no more than the normal risk of collectability or other unfavorable features. During the three years ended December 31, 2001, no transaction of the above nature exceeded $10,844,900 or 10 percent of the equity capital accounts of the corporation.

         The largest aggregate amount of indebtedness to the corporation and the Bank during the year 2001, by all directors and officers of the corporation and bank as a group, and their associates, was $15,631,611. The total of such outstanding loans at December 31, 2001, was $8,393,000. Interest rates for fixed rate loans ranged from 8.5 percent to 9.125 percent. Floating interest rates ranged from prime to prime plus 1.0 points.

          The corporation has had and intends to have business transactions in the ordinary course of business with directors, officers and associates on comparable terms as those prevailing from time to time for other non-affiliated vendors of the corporation. During 2001, the corporation used the services of the Radisson Twelve Caesars hotel and banquet facilities for customer, director and employee appreciation activities. The Radisson Twelve Caesars complex is managed by Howard Wurzak and owned by Daniel M. Tabas. During 2001, the corporation also rented billboards for advertising purposes from: the Samuel Tabas Family Foundation, for which Daniel M. Tabas and Richard Tabas serve as Trustees; and Acorn Iron, Inc., a corporation owned by Daniel M. Tabas.



                         COMMON STOCK PERFORMANCE GRAPH

         The following performance graph shows cumulative investment returns to shareholders based on the assumption that an investment of $100 was made on December 31, 1996 (with all dividends reinvested), in each of the following:

     o   Royal Bancshares of Pennsylvania, Inc. Class A common stock;
     o   the stock of all United States companies trading on the NASDAQ market;
         and
     o common stock of the peer group of Mid-Atlantic banks with greater than $500 million in assets.


                     Royal Bancshares of Pennsylvania, Inc.

                                [GRAPHIC Omitted]


                                                                       Period Ending
                                            ---------------------------------------------------------------------
Index                                        12/31/96    12/31/97   12/31/98    12/31/99    12/31/00    12/31/01
-----------------------------------------------------------------------------------------------------------------
Royal Bancshares of Pennsylvania, Inc.         100.00      221.51     163.82      176.82      175.97      277.88
NASDAQ - Total US*                             100.00      122.48     172.68      320.89      193.01      153.15
Royal Bancshares Peer Group**                  100.00      151.16     163.48      131.11      124.18      164.33

* Source: CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago 2002.

     Used with permission.  All rights reserved.  crsp.com.

** The Royal Bancshares Peer Group consists of banks located in the Mid-Atlantic region, trade on the major exchanges, and have total assets between $500M and $1B.

                        BENEFICIAL OWNERSHIP - COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the corporation's officers and directors, and persons who own more than 10% of the registered class of the corporation's equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the corporation copies of all Section 16(a) forms they file.

         Based solely on its review of forms received from certain reporting persons, or written representations from reporting persons that no Forms 5 were required for those persons, the corporation believes that during the period January 1, 2001 through December 31, 2001, its officers and directors were in compliance with all filing requirements applicable to them.


                                LEGAL PROCEEDINGS

         In the opinion of the management of the corporation, there are no proceedings pending to which the corporation and the bank are a party or to which its property is subject, which, if determined adversely to the corporation and the bank, would be material in relation to the corporation's and the bank's financial condition. There are no proceedings pending other than litigation incident to the business of the corporation and the bank. In addition, no material proceedings are pending or are known to be threatened or contemplated against the corporation or the bank by government authorities.

                              SHAREHOLDER PROPOSALS

         Any shareholder who, in accordance with and subject to the provisions of the proxy rules of the SEC, wishes to submit a proposal for inclusion in the corporation's proxy statement for its 2003 Annual Meeting of Shareholders must deliver the proposal in writing to the Secretary of Royal Bancshares of Pennsylvania, Inc. at its principal executive offices, 732 Montgomery Avenue, Narberth, Pennsylvania 19072, not later than Tuesday, December 24, 2002.

                                  OTHER MATTERS

         The Board of Directors does not know of any matters to be presented for consideration other than the matters described in the accompanying Notice of Annual Meeting of Shareholders, but if any matters are properly presented, it is the proxyholders intent to vote on such matters in accordance with their best judgment.

                             ADDITIONAL INFORMATION

     WE ENCLOSE A COPY OF THE CORPORATION'S 2001 ANNUAL REPORT TO SHAREHOLDERS. UPON WRITTEN REQUEST OF ANY SHAREHOLDER, WE WILL PROVIDE A COPY OF THE CORPORATION'S REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED DECEMBER 31, 2001, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, AS REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13a-1 UNDER THE SECURITIES AND EXCHANGE ACT OF 1934. REQUESTS SHOULD BE ADDRESSED TO JAMES
J. McSWIGGAN, TREASURER AND CFO, ROYAL BANCSHARES OF PENNSYLVANIA, INC., 732 MONTGOMERY AVENUE, NARBERTH, PENNSYLVANIA 19072.

REVOCABLE PROXY
Royal Bancshares of Pennsylvania, Inc.

Annual Meeting of Shareholders
to be held on May 15, 2002

THIS PROXY IS SOLICITED on behalf of THE BOARD OF DIRECTORS.

The undersigned hereby Constitutes and appoints Joseph P. Campbell and Richard
S. Hannye, and each or any of them, proxies of the undersigned, with full power of substitution, to vote all of the Shares of the Class A Common Stock and all of the Shares of the Class B Common Stock of Royal Bancshares of Pennsylvania, Inc. that the undersigned may be entitled to vote, at the Annual Meeting of Shareholders to be held at the Hilton Hotel Philadelphia, 4200 City Line Avenue, Philadelphia, Pennsylvania 19131, on Wednesday, May 15, 2002, at 6:30 p.m., prevailing time, and at any adjournment or postponement thereof as follows:

1. Election of Directors.

To elect five Class III Directors to serve a term of three-years and until their successors are elected and qualified:

Carl M. Cousins, John M. Decker, Evelyn R. Tabas
Lee E. Tabas and Edward B. Tepper

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

The Board of Directors recommends a vote FOR the election of the nominees listed above.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.

This Proxy, when properly signed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for all nominees listed above.

Joseph P. Campbell and Richard S. Hannye, the persons named as proxies, will have the right to vote cumulatively and to distribute their votes among the nominees as they consider advisable, unless a shareholder indicates on his or her proxy how he or she desires the votes to be cumulated for voting purposes.

It is important that your shares be represented at the meeting. Please sign, date and return this proxy to the corporation as promptly as possible in the enclosed envelope whether or not you plan to attend this meeting. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. If stock is held jointly, each owner should sign. This proxy is revocable at any time before it is exercised, and may be withdrawn if you elect to attend the annual meeting and wish to vote in person, after giving written notice to the secretary of the Corporation.

PLEASE ACT PROMPTLY

SIGN, DATE & MAIL YOUR PROXY CARD TODAY